Exhibit 99.2

Competitive Companies, Inc. (CCI) Announces Board of Directors Nomination for Dr. Ray Powers

RIVERSIDE, Calif., Dec. 10 /PRNewswire-FirstCall/ -- Competitive Companies, Inc. (CCI) (OTC Bulletin Board: CCOP) announced today the Nomination of Dr. Ray Powers to its Board of Directors.

Dr. Powers brings a strong foundation of knowledge to the Company based on a 30 year career with AT&T/Mountain Bell/US West, and subsequent experience as an executive in the CLEC and microwave telecommunications Industry. Notable accomplishments include development of the 'Calling Name Delivery' protocol and multiple innovative technology evaluations while with the Bell System including wireless trials, satellite communications, early evaluation of Asynchronous Transfer Mode (ATM), and switched bandwidth applications.

Additionally, Dr. Powers has extensive involvement with the Project Management Institute (PMI), became certified as a Project Management Professional (PMP), served as their Director of Standards and on the Board of Directors of the Institute, and co-authored the book Best Practices of Project Management Groups in Large Functional Organizations. Dr. Powers holds a Bachelor of Science degree in Business Management, an MBA in Technology Management, and a Doctorate in Leadership.

'We are extremely fortunate to have Dr. Powers become one of our Board members. His tenure in the industry and strategic vision relative to technology convergence and wireless bandwidth potential is consistent with our business plan goals and objectives, and part of our current implementation plan of providing wireless high speed bandwidth in rural markets' says Jerald Woods, CEO and President of CCI.

About Competitive Companies, Inc.

Competitive Companies, Inc. (CCI) is a Nevada Corporation with its principal offices in Riverside, California. The Company began operations in 1998 to provide telecommunication services of data, voice and video to multiple dwelling units (MDU's) throughout concentrated tier one market areas of the United States. As Congress passed 'open access' legislation to the MDU marketplace, larger and greater capitalized organizations made it exceedingly more difficult for the Company to compete. Thus CCI has refocused is concentration to the rural communities of America's Heartland to deliver data and voice utilizing fixed wireless as its primary delivery choice.

CCI has assembled a management team with collectively more than 30 years of telecommunications experience including RF engineering, software development, automation design and deployment, technical and customer support and direct design, development and deployment of wide area networks in rural communities. The Company is aggressively extending its current fixed wireless footprint across America's rural communities utilizing its unique partnership programs. For more information on the company, please visit http://www.cci-us.com/.

Forward-Looking Statements:

This press release contains statements that are 'forward-looking' and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words 'expect,' 'intend,' 'estimate,' 'will' and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward- looking statements. Statements in this press release regarding the Company's business or proposed business, which are not historical facts, are 'forward- looking' statements that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.

SOURCE Competitive Companies, Inc.

Source: PR Newswire (December 10, 2008 - 7:35 PM EST)

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